EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of April 13, 2023:

BETWEEN:	INTELGENX CORP., a corporation constituted under the laws of Canada, having its head office at 6420 Abrams, Ville St.-Laurent, Quebec H4S 1Y2 duly represented herein by Dr. Horst Zerbe, its CEO, duly authorized to do so as he declares

(the "Corporation")
AND:	DWIGHT GORHAM, domiciled and residing at Ottawa, in the province of Ontario.
(the "Executive") (collectively, the "Parties")

WHEREAS	the Corporation wishes to retain the services of the Executive to occupy the position of Chief Executive Officer (the "Position");

WHEREAS

the Executive has represented to the Corporation that he has and possesses all of the necessary abilities, competence and qualifications in order to meet the requirements of the Position within Corporation;

WHEREAS	the Parties wish to put into writing all the Executive's terms and conditions of employment with the Corporation (the "Agreement");

WHEREAS

the Agreement is necessary in order to protect the privileged position of the Corporation, now and in the future, in the domain in which the Corporation carries on its Business, in order to ensure the protection of the legitimate business interests of the Corporation with respect to its Confidential Information (as defined below) and in order to allow the Corporation to give the Executive the opportunity to work in a protected environment as well as to share information with other employees of the Corporation, as may be needed in the performance of the Executive's duties and responsibilities hereunder;

WHEREAS

the Executive recognizes that this Agreement does not constitute a contract of adhesion, within the meaning of that expression under the Civil Code of Quebec. Consequently, the Executive declares having expressly requested that this Agreement as well as any and all documents related thereto be drafted in English. Le cadre supérieur reconnaît que la présente Entente ne constitue pas un contrat d'adhésion selon le sens donné à cette expression en vertu du Code civil du Québec. Par conséquent, cadre supérieur reconnaît avoir expressément requis que la présente Entente et toute la documentation s'y rapportant soient rédigées en langue anglaise.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows

1. Preamble

The Preamble forms an integral part of this Agreement.

2. Term of Employment.

2.1 Subject to Sections 3 and 8 of this Agreement, the Executive shall be employed by the Corporation for a fixed period (the "Employment Term") starting on April 13, 2023 or at a later date to be mutually agreed upon between the Parties (the "Effective Date")1 and concluding on December 31, 2025, unless extended by mutual agreement.

3. Position.

3.1 During the Employment Term, the Executive shall serve in the Position of Chief Executive Officer and shall report to the board of directors of the Corporation (the "Board"), or such other member of the Board as may be designated by the Board. In such Position, the Executive shall be responsible to the Board for all strategic and operational activities of the Corporation and have authority as customary for that position, as more specifically described in Appendix A, as well as those that may be determined from time to time by the Corporation and are consistent with the Executive's role (the "Duties").

3.2 During the Employment Term, the Executive will devote the Executive's full working time, attention and effort to the performance of the Duties and to the business and affairs of the Corporation and its subsidiaries and affiliates, will well and faithfully serve the Corporation and its subsidiaries and affiliates and will use his best efforts to promote the interests of the Corporation and its subsidiaries and affiliates. As such, during the Employment Term, the Executive will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Corporation; provided that nothing herein shall preclude the Executive from serving on corporate, civic or charitable boards of directors or committees which the Executive serves on as of the Effective Date, and the Executive may serve on other corporate, civic or charitable boards of directors or committees, manage personal investments and participate in recreational activities, in each case provided that such activities do not conflict or interfere with the performance of the Duties or conflict with Sections 9, 10, 11, 12 and 13 of this Agreement (the "Restrictive Covenant Provisions2").

3.3 For the period that commences on the Effective Date until May 29, 2023 (the "Interim Period"), the Parties covenant that the Executive will exceptionally be relieved from the obligation set forth at Sections 3.1 and 3.2 only to the extent that he will be required to perform the Duties to whatever extent he will be available to, it being understood that he will remain bound to all provisions contemplated under this Agreement and that the Base Salary (as defined below) will be prorated accordingly pursuant to a daily per diem so as to effectively reflect days during which the Executive effectively performed the Duties.

3.4 Except during the Interim Period and unless when travelling in connection with the Duties, the Executive shall perform the Duties at the Corporation's head office located at 6420 Abrams, Ville St.-Laurent, Quebec H4S 1Y2. In addition, the Executive acknowledges that the performance of the Duties may necessitate frequent travel to other places.

4. Base Salary.  During the Employment Term, but not during the Interim Period, the Corporation shall pay the Executive a base salary at the annual rate of CAD $400,000, payable in regular instalments in accordance with the Corporation's usual payment practices (the "Base Salary"). This Base Salary aims at compensating the Executive for the performance of all Duties.

5. Annual Bonus.

5.1 The Executive will be eligible to receive an annual bonus of up to 50% of the annual Base Salary accrued by the Executive, contingent on the recommendation and approval of the Compensation Committee of the Board (the "Annual Target Bonus").

5.2 For the initial period of the Employment Term, namely to December 31, 2023, the Executive shall be entitled to a minimum bonus of 25% of the Annual Target Bonus, contingent on the successful launch of at least one of the two products detailed in Appendix C (the "Products"). If the anticipated regulatory approval is not forthcoming in 2023, the contingency will not apply.

5.3 For 2024, the annual bonus will be for a minimum of 50% of the Annual Target Bonus, contingent on the successful launch of the two products in Appendix C. If the anticipated regulatory approvals are not forthcoming by the end of 2024, the contingency will not apply.

5.4  For 2025, there will be no guaranteed minimum percentage of the Annual Target Bonus.

5.5 The establishment and elaboration of the criteria performance targets for the Annual Target Bonus shall be done by the Compensation Committee of the Board, in consultation with the Executive and the Board Chair, and shall be established by the Compensation Committee within the first quarter of each fiscal year.

5.6 The Parties specifically covenant that any Annual Bonus shall only be earned and be made payable following the fiscal year-end, after the recommendation and approval of the Compensation Committee of the Board (the "Date of Distribution"). Annual Bonus payments do not accrue or otherwise become earned or payable until the Date of Distribution.

5.7 Nothing in this section precludes or limits the award of bonus compensation beyond the guaranteed minimums.

6. Options in the Stock Option Plan

6.1 The Executive will be granted 4,750,000 options (the "Options") in the Corporation Stock Option Plan (the "SOP").

6.2 The Options shall vest in accordance with the chart set out below and in accordance with the terms set out in the SOP:

Active employment by July 1, 2023:	20% of the Options
Active employment by December 31, 2023:	20% of the Options
Active employment by June 30, 2024:	20% of the Options
Active employment by December 31, 2024:	20% of the Options
Active employment by June 30, 2025:	20% of the Options

7. Executive Benefits.

7.1 During the Employment Term, the Executive shall be entitled to six (6) weeks of annual paid vacation. Such vacation entitlement will be pro-rated for the year of 2023. The Executive may not carry forward unused vacation time, except with the prior written approval of the Board. Vacation week(s) may be taken in advance, it being understood that in the event of the Executive's termination of employment, the Corporation can set off from the Executive's final pay any vacation time taken in advance that had not been accrued for.

7.2 During the Employment Term, but not during the Interim Period, the Executive shall be entitled to participate in the group health and benefit plan, at the Corporation's expense when the Executive is not actively employed3, subject to the terms and conditions of such plans generally available to the Corporation's senior executives from time to time and which can be amended from time to time by the Corporation (collectively "Executive Benefits").

7.3 During the Employment Term, but not during the Interim Period, the Corporation will provide the Executive with a taxable monthly car allowance in the gross amount of $1,200 for the performance of the Duties.

7.4 During the Employment Term, the Executive shall be provided with a cell phone paid by the Corporation, to be used for professional and reasonable personal purposes.

7.5 During the Employment Term, the Executive shall be provided with a Corporation credit card. During the Employment Term, the Executive shall also be reimbursed, when using his personal credit card, for all reasonable travel and other out-of-pocket expenses incurred by the Executive from time to time in connection with the business and affairs of the Corporation, including home office equipment. For all such expenses including for those in respect of which the Executive seeks reimbursement, the Executive shall quarterly furnish to the Corporation originals or true copies of all invoices or statements which will be reviewed by the Chair of the Board's Audit Committee.

7.6 The Corporation will reimburse the Executive for all reasonable expenses incurred in connection with the relocation of his primary residence to the Greater Region of Montreal (the "Relocation Expenses") which shall include closing costs on residence purchase and moving expenses. The Corporation will reimburse Relocation Expenses incurred within the first six (6) months from the Effective Date and for which appropriate justifying documents were submitted to the Chair of the Board's Audit Committee by no later than one (1) month after they were effectively incurred. The Executive will have to reimburse the Corporation 100% of the Relocation Expenses reimbursed by the Corporation if he is terminated for cause or resigns within the first year from the Effective Date, and 50% of the Relocation Expenses if he is terminated for cause or resigns within the second year from the Effective Date4.

8. Termination

8.1 Termination by the Corporation for Cause (as defined below) or resignation by the Executive:

8.1.1 During the Employment Term, (A) the Executive's employment hereunder may be terminated by the Corporation for Cause and shall terminate immediately upon receipt of a Notice of Termination or (B) upon the Executive's resignation provided that the Executive will be required to give the Corporation at least six months advance written notice of resignation to which the Corporation may, at any time and at its discretion, renounce the performance by the Executive of the Duties but continue to remunerate the Executive as per Section 8.1.3 until the date of termination of employment indicated on the Notice of Termination provided by the Executive to the Corporation.

8.1.2 For purposes of this Agreement, "Cause" shall mean (A)  the Executive's indictment for or conviction, or plea of guilty or similar plea, or commission, of, any criminal offense resulting, in each case, in the Executive's imprisonment, (B) the Executive's continuing failure to substantially perform his duties with the Corporation (other than due to incapacity caused by physical or mental illness), (C) a breach by the Executive of any of the Restrictive Covenant Provisions, (D) the Executive's willful or repeated misconduct or gross negligence in the performance of his Duties, (E) the Executive's commission of an act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Corporation or its affiliates, or (F) the Executive's conduct that could materially injure the Corporation or its reputation.

8.1.3 If the Executive's employment is terminated by the Corporation for Cause, or if the Executive resigns, the Executive shall be entitled to receive the following amounts and benefits described in clauses (A) through (D) hereof being referred to as the "Accrued Rights":

A) the Base Salary through the end date indicated on the Notice of Termination;

B) reimbursement, within fifteen (15) days following submission by the Executive to the Corporation of appropriate supporting documentation, for any unreimbursed expenses properly incurred by the Executive prior to the date of the Executive's termination in accordance with this Agreement and/or the Corporation's policies enacted from time to time in its sole discretion; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Corporation within fifteen (15) days following the date of the Corporation's termination of employment;

C) payment for an accrued but unused vacation time through the end date indicated on the Executive's Notice of Termination; and

D) provision of Executive Benefits through the end date indicated on the Notice of Termination.

8.2 During the Employment Term, if the Executive's employment is terminated by the Corporation without Cause the Executive shall be entitled to receive a lump sum payment, in an amount equal to Accrued Rights up to the date of termination indicated in the Notice of Termination and the lesser of the equivalent of eighteen months of Base Salary, less applicable deductions, or such to the unexpired portion of his fixed term, contingent on a full and mutual release between the Executive and the Corporation and its subsidiaries and affiliates, in a form satisfactory to the Executive and the Corporation, both acting reasonably and in accordance with law. This lump sum payment shall be paid within fifteen (15) days following the date of the signing of the aforementioned release.

8.3 Termination of the Agreement due to Disability or Death:

8.3.1 The Employment Term and Executive's employment hereunder shall terminate upon the Executive's death and may be terminated by the Corporation if the Executive becomes entitled to receive benefits from the long-term disability plan maintained by the Corporation or, if the Corporation does not maintain a long-term disability plan, the Executive becomes physically or mentally incapacitated and is therefore unable, for a period of nine (9) months in any twelve (12) consecutive month period, to perform the Duties, with or without reasonable accommodation (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of the Executive as to which the Executive and the Corporation cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Corporation. If the Executive and the Corporation cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Corporation and the Executive shall be final and conclusive for all purposes of the Agreement.

8.3.2 Upon the termination of the Executive's employment hereunder for either Disability or death, the Executive or the Executive's estate (as the case may be) shall be entitled to receive the Accrued Rights. Nothing herein limits any entitlements, under applicable plans and policies and related documents, of the Executive or the Executive's estate in relation to Executive Benefits in case of Disability or death, including in respect of disability and life insurance benefits.

8.4 Change of Control

8.4.1 For purposes of this Section 8.4 and only for such purposes, "Change in Control" shall mean any change of control, in fact or in law, including any sale, transfer or any other disposition or transaction or series thereof, directly or indirectly, pursuant to or as a result of which any person or group of persons acting together or in concert shall acquire, hold or exercise, whether directly or indirectly, rights over securities to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the Corporation, or which entitle the holder(s) thereof to more than fifty percent (50%) of the economic value of the Corporation but shall not include a change of control resulting from the issuance by the Corporation of securities from treasury pursuant to a financing.

8.4.2 In the event of a Change in Control, the Executive's employment with the termination shall be terminated in accordance with Section 8.2 and the Executive's employment will be effectively terminated on the date the Change in Control becomes effective (the "Change in Control Termination Date"). All Options that have not then vested will automatically then become vested as of the Change in Control Termination Date, contingent on a full and mutual release between the Executive and the Corporation and its subsidiaries and affiliates, in a form satisfactory to the Executive and the Corporation, both acting reasonably and in accordance with law.

8.5 Any purported termination of employment by the Corporation or by the Executive (other than due to Executive's death) shall be communicated by written notice of termination to the other party hereto in and indicate the date of termination of employment, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated (the "Notice of Termination").

8.6 Upon termination of the Executive's employment for any reason, the Executive agrees to promptly resign, as of the date of such termination and to the extent applicable, from any other position as an officer, director or fiduciary of any Corporation-related entity including of the Board that was assigned to him in his capacity as an executive.

9. Confidentiality

9.1 Other than in the performance of his Duties, the Executive will not at any time (whether during or after the Employment term) (A) retain or use for the benefit, purposes or account of the Executive or any other person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Corporation (other than its professional advisors who are bound by confidentiality obligations), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approval, concerning the past, current or future business, activities and operations of the Corporation, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Corporation on a confidential basis ("Confidential Information") without the prior written authorization of the Board.

9.2 "Confidential Information" shall also include any confidential information of a customer or an employee of the Corporation, including but not limited to employment information, vendor or supplier information, terms and conditions of supplier agreements, components or elements of the customer's business, business plans and information, customer data, sales and product plans and data, PI, usage data, customer's client data, all information about the customer's network configuration, plan or any equipment attached thereto, and all other information relating to the software, operation, products or service offering of the customer which was disclosed to the Corporation or became known to the Corporation through its relationship with the customer or which a reasonable person knows or should know is confidential. "PI" means any information that refers, is related to, or is associated with an identified or identifiable individual, including but not limited to, an individual's first name or first initial and his or her last name in combination with any one or more of the following data elements: (A) social insurance number, (B) driver's licence number or provincial identification card number, (C) account number, credit or debit card number, in combination with any required security code, access code or password that would permit access to an individual's financial account, (D) any individually identifiable information regarding an individual's medical history or medical treatment or diagnosis by a health care professional, or (E) any individually identifiable information in the Corporation's databases.

9.3  "Confidential Information" shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive's breach of this covenant; (B) made legitimately available to the Executive by a third party without a breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that Executive shall, as reasonably and legally feasible and permitted, give prompt written notice to the Corporation of such requirement and cooperate with any attempts by the Corporation to obtain a protective order or similar treatment.

9.4 Except as required by law, the Executive will not disclose to anyone, other than the Executive's immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that the Executive may disclose to any prospective future employer the Restrictive Covenant Provisions and those other provisions of this Agreement related thereto, solely for the purpose of disclosing the limitations on the Executive's conduct imposed by the Restrictive Covenant Provisions so long as the prospective future employer is informed of the confidential nature of the Restrictive Covenant Provisions and takes commercially reasonable efforts to maintain the confidentiality thereof.

9.5 Upon the termination of the Executive's employment with the Corporation for any reason, the Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Corporation, its subsidiaries or affiliates; (B) immediately destroy, delete, or return to the Corporation, at the Corporation's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive's possession or control (including any of the foregoing stored or located in the Executive's office, home, laptop or other computer, whether or not Corporation property) that contain Confidential Information or otherwise relate to the business of the Corporation, its affiliates and subsidiaries, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information, as well as those documents which contain personal information of the Executive provided that they do not contain any Confidential Information; and (C) notify and fully cooperate with the Corporation regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

10. Intellectual Property

10.1 If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) ("Works"), either alone or with third parties, at any time during the Executive's employment by the Corporation and within the scope of such employment and/or with the use of any of the Corporation resources ("Corporation Works"), the Executive shall promptly and fully disclose same to the Corporation and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all worldwide rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Corporation to the extent ownership of any such rights does not vest originally in the Corporation. The Executive further acknowledges that all original works of authorship that are made by the Executive (solely or jointly with others) within the scope of and during the period of his/her employment with the Corporation and that are protectable by copyright are "works made in the course of employment," as that term is defined in the Copyright Act (Canada) and the Corporation shall be the legal owner of the copyright. The Executive agrees not to use the Corporation Works, except for or on behalf and to the benefit of the Corporation.

10.2 Furthermore, the Executive irrevocably waives any and all moral rights in any and all of the documents he/she may have prepared, the work that he/she may have performed and other forms of Corporation Works. The Executive acknowledges that the Corporation is entitled to use, modify and reproduce any and all documents or material prepared by the Executive, at its entire discretion, without the authorization of the Executive and with no necessity to mention the Executive's name.

10.3 Any records maintained by Executive of the Corporation Works will be available to and remain the sole property and intellectual property of the Corporation at all times.

10.4 The Executive shall take all reasonably requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Corporation's expense (but without further remuneration) to assist the Corporation in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Corporation's rights in the Corporation Works. If the Corporation is unable for any other reason to secure the Executive's signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as the Executive's agent and attorney in fact, to act for and in the Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

10.5 The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Corporation any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive shall comply with all relevant policies and guidelines of the Corporation, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. The Executive acknowledges that the Corporation may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version.

11. Non-disparagement.

The Executive shall not make any public statements that disparage the Corporation, their respective subsidiaries, affiliates, employees, officers, directors, products or services. Nor shall the executives and members of the respective Board (or similar governing body) of the Corporation make any public statements that disparage the Executive or his family. Notwithstanding the foregoing, statements made during sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 11.

12. Non-Competition.

12.1 The Executive expressly covenants and agrees that, during the Employment Term and for a period of twelve (12) months from the date on which his employment with the Corporation terminates, for whatever reason, whether voluntary or involuntary, he will not, directly or indirectly, whether as a sole proprietor, partner, shareholder or in any other proprietary capacity whatsoever, anywhere in the Territory (as defined below), be engaged in, provide support, provide assistance in any other form whatsoever, be employed by, act as an employee and/or as an adviser to, or be the agent or representative of any person to any person, firm or corporation engaged in similar activities that those carried out by the Corporation.

12.2 For the purpose of Section 12.2, "Territory" means anywhere on the territory of the countries of Canada and the United States of America.

13. Non-Solicitation

13.1 The Executive expressly covenants and agrees that, during the Employment Term and for a period of twenty-four (24) months from the date on which his employment with the Corporation terminates, for whatever reason, whether voluntary or involuntary, he will not, directly or indirectly, for any purpose which is in competition with the Activities:

13.1.1 solicit or attempt to solicit any individual who was a customer or supplier of the Corporation, to the Executive's knowledge, at any time within twenty-four (24) months prior to the date the Executive ceases to be an employee of the Corporation or entice any such customer or supplier of the Corporation to cease dealing with the Corporation and/or to modify its commercial relationship with the Corporation.

13.1.2 solicit, induce, or otherwise persuade any individual who was an employee or an independent contractor of the Corporation at any time within six (6) months prior to the date the Executive ceases to be an employee of the Corporation, to terminate his employment or to cease providing services to the Corporation.

14. Reasonableness

14.1 The Parties agree that the restrictions contained in Sections 12 and 13 will not prevent the Executive from accepting employment with any larger pharmaceutical or medical products organization with separate and distinct divisions that do not compete, directly or indirectly, with the Activities of the Corporation. For more clarity, this restriction is limited to any organizations involved in the development, manufacture or sales of film or transdermal patch products. Further, the restrictions in Sections 12 and 13 will not prohibit the Executive from owning up to 5% of the capital stock of public company that compete with the Activities of the Corporation.

14.2 During the restrictive period set forth in Section 12.1, the Executive will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with relevant excepts of this Agreement.

14.3 The Executive acknowledges and agrees that the Corporation's remedies at law for a breach or threatened breach of any of the Restrictive Covenant Provisions would be inadequate and the Corporation would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Corporation shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

15. Miscellaneous.

15.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein, without regard to conflicts of laws principles thereof.

15.2 This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Corporation. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

15.3 The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.4 In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

15.5 This Agreement, and all of the Executive's rights and duties hereunder, shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Corporation without the Executive's consent.

15.6 The Corporation's obligation to pay to the Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Corporation or its subsidiaries to the extent that such set-off, counterclaim or recoupment of amounts is not contested by the Executive.

15.7 This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.

15.8 The Executive hereby represents to the Corporation that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

15.9 This Agreement supersedes all prior agreements and understandings (including verbal agreements) between the Executive and the Corporation and/or its affiliates regarding the terms and conditions of the Executive's employment with the Corporation and/or its affiliates.

15.10 Upon reasonable advance notice (which, following termination of this Agreement, shall include due regard for the Executive's subsequent employment obligations), the Executive shall provide the Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive's employment hereunder, at an hourly rate to be agreed to by the parties.  This provision shall survive any termination of this Agreement. The Corporation will reimburse the Executive for reasonable out-of-pocket travel costs and expenses incurred by him as a result of providing such requested cooperation, subject to the Executive's substantiation of such expenses.

15.11 The Corporation may withhold from any amounts payable under this Agreement such provincial and federal taxes and deductions as may be required to be withheld pursuant to any applicable law or regulation.

15.12 This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CORPORATION:

By: /s/ Horst Zerbe

 Name:  Dr. Horst Zerbe
 Title:      Director

EXECUTIVE:

 /s/ Dwight Gorham
 Dwight Gorham